EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Arterior Solutions Corp

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price	Fee Rate	Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(a)	9,000,000	$ 0.02	$ 180,000	0.00013810	$ 24.86
	Total Offering Amounts:					$ 180,000		$ 24.86
	Total Fees Previously Paid:							-
	Total Fee Offsets:							-
	Net Fee Due:							$ 24.86

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)

The registration fee for securities to be offered by the Registrant is based on an estimate of the proposed maximum aggregate offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).